Credit Acceptance
25505 West Twelve Mile Road
Southfield, MI 48034-8339
(248) 353-2700
creditacceptance.com

NEWS RELEASE
FOR IMMEDIATE RELEASE
Date: July 30, 2020

Investor Relations: Douglas W. Busk
Chief Treasury Officer
(248) 353-2700 Ext. 4432
IR@creditacceptance.com

Nasdaq Symbol: CACC

CREDIT ACCEPTANCE ANNOUNCES
SECOND QUARTER 2020 RESULTS

Southfield, Michigan – July 30, 2020 – Credit Acceptance Corporation (Nasdaq: CACC) (referred to as the “Company”, “Credit Acceptance”, “we”, “our”, or “us”) today announced consolidated net income of $96.4 million, or $5.40 per diluted share, for the three months ended June 30, 2020 compared to consolidated net income of $164.4 million, or $8.68 per diluted share, for the same period in 2019. For the six months ended June 30, 2020, consolidated net income was $12.6 million, or $0.70 per diluted share, compared to consolidated net income of $328.8 million, or $17.33 per diluted share, for the same period in 2019.

Adjusted net income, a non-GAAP financial measure, for the three months ended June 30, 2020 was $154.1 million, or $8.63 per diluted share, compared to $162.9 million, or $8.60 per diluted share, for the same period in 2019. For the six months ended June 30, 2020, adjusted net income was $329.8 million, or $18.29 per diluted share, compared to adjusted net income of $316.5 million, or $16.68 per diluted share, for the same period in 2019.

COVID-19 Pandemic

COVID-19 continues to spread rapidly across the United States. In an effort to slow the spread of the virus, authorities continue to implement various measures, including travel bans, stay-at-home orders and shutdowns of non-essential businesses. These measures have caused a significant decline in economic activity and a dramatic increase in the number of individuals who are no longer employed. As detailed below, starting in mid-March, we experienced a substantial reduction in demand for our product and a significant decline in cash flows from our loan portfolio that lasted through mid-April, after which collections and new loan volumes improved significantly. As the virus is not yet contained, the ultimate impact of the pandemic on our business is not yet known. The impact will depend on future developments, including, but not limited to, the duration and spread of the pandemic, its severity, the actions to contain the disease or mitigate its impact, the continuation of federal stimulus measures and unemployment benefits, and the duration, timing and severity of the impact on consumer behavior and economic activity.

GAAP Results

GAAP results for the three and six months ended June 30, 2020 include provisions for credit losses of $139.4 million and $494.1 million, respectively, reflecting the adoption of the current expected credit loss (“CECL”) accounting standard on January 1, 2020 and the impact of changes in forecasted future cash flows from our loan portfolio. Under CECL, we are required to record a provision for credit losses for every new loan at the time that loan is originated equal to the difference between the amount we paid to acquire the loan and the present value of forecasted net cash flows using an effective interest rate prescribed under CECL. The effective interest rate under CECL is calculated assuming 100% of the contractually scheduled payments of each loan is received. Since we do not expect to receive this amount, the effective rate under CECL is higher than the rate we expect to earn. Using the higher effective rate prescribed by CECL to record the loan results in a value for each loan that is less than the amount we paid to acquire the loan. This difference is recorded as an allowance for credit losses along with a corresponding provision for credit losses. For the three and six months ended June 30, 2020, we recorded provision for credit losses of $154.2 million and $312.1 million, respectively, related to new Consumer Loan assignments. Over the life of the loan, we expect to record an amount equivalent to this provision for credit losses as finance charge revenue, which will be recognized using the same effective interest rate used to record the loan.

The remaining reversal of provision for credit losses of $14.8 million and provision for credit losses of $182.0 million for the three and six months ended June 30, 2020, respectively, reflect changes in our estimate of future net cash flows from our loan portfolio discussed below. Under CECL, the net present value of the change in our net cash flow forecast is recorded as a provision for credit losses or reversal of provision for credit losses.

Consumer Loan Metrics

Dealers assign retail installment contracts (referred to as “Consumer Loans”) to Credit Acceptance. At the time a Consumer Loan is submitted to us for assignment, we forecast future expected cash flows from the Consumer Loan. Based on the amount and timing of these forecasts and expected expense levels, an advance or one-time purchase payment is made to the related dealer at a price designed to maximize economic profit, a non-GAAP financial measure that considers our return on capital, our cost of capital and the amount of capital invested.

We use a statistical model to estimate the expected collection rate for each Consumer Loan at the time of assignment. We continue to evaluate the expected collection rate of each Consumer Loan subsequent to assignment. Our evaluation becomes more accurate as the Consumer Loans age, as we use actual performance data in our forecast. By comparing our current expected collection rate for each Consumer Loan with the rate we projected at the time of assignment, we are able to assess the accuracy of our initial forecast. The following table compares our forecast of Consumer Loan collection rates as of June 30, 2020 with the forecasts as of March 31, 2020, as of December 31, 2019 and at the time of assignment, segmented by year of assignment:

	Forecasted Collection Percentage as of (1)				Current Forecast Variance from
Consumer Loan Assignment Year	June 30, 2020	March 31, 2020	December 31, 2019	Initial Forecast	March 31, 2020	December 31, 2019	Initial Forecast
2011	74.8%	74.8%	74.8%	72.5%	0.0%	0.0%	2.3%
2012	73.8%	73.8%	73.9%	71.4%	0.0%	-0.1%	2.4%
2013	73.5%	73.4%	73.5%	72.0%	0.1%	0.0%	1.5%
2014	71.7%	71.7%	71.7%	71.8%	0.0%	0.0%	-0.1%
2015	65.2%	65.3%	65.4%	67.7%	-0.1%	-0.2%	-2.5%
2016	63.6%	63.6%	64.1%	65.4%	0.0%	-0.5%	-1.8%
2017	63.8%	63.8%	64.8%	64.0%	0.0%	-1.0%	-0.2%
2018	63.5%	63.6%	65.1%	63.6%	-0.1%	-1.6%	-0.1%
2019	63.4%	63.0%	64.6%	64.0%	0.4%	-1.2%	-0.6%
2020 (2)	62.2%	61.3%	—	62.4%	0.9%	—	-0.2%

(1) Represents the total forecasted collections we expect to collect on the Consumer Loans as a percentage of the repayments that we were contractually owed on the Consumer Loans at the time of assignment.  Contractual repayments include both principal and interest. Forecasted collection rates are negatively impacted by canceled Consumer Loans as the contractual amount owed is not removed from the denominator for purposes of computing forecasted collection rates in the table.
(2) The forecasted collection rate for 2020 Consumer Loans as of June 30, 2020 includes both Consumer Loans that were in our portfolio as of March 31, 2020 and Consumer Loans assigned during the most recent quarter. The following table provides forecasted collection rates for each of these segments:

	Forecasted Collection Percentage as of			Current Forecast Variance from
2020 Consumer Loan Assignment Period	June 30, 2020	March 31, 2020	Initial Forecast	March 31, 2020	Initial Forecast
January 1, 2020 through March 31, 2020	62.1%	61.3%	62.5%	0.8%	-0.4%
April 1, 2020 through June 30, 2020	62.3%	—	62.3%	—	—%

Consumer Loans assigned in 2011 through 2013 have yielded forecasted collection results materially better than our initial estimates, while Consumer Loans assigned in 2015 and 2016 have yielded forecasted collection results materially worse than our initial estimates. For all other assignment years presented, actual results have been close to our initial estimates. For the three months ended June 30, 2020, forecasted collection rates improved for Consumer Loans assigned in 2019 and 2020 and were generally consistent with expectations at the start of the period for all other assignment years presented. For the six months ended June 30, 2020, forecasted collection rates declined for Consumer Loans assigned in 2015 through 2020 and were generally consistent with expectations at the start of the period for all other assignment years presented.

The changes in forecasted collection rates for the three and six months ended June 30, 2020 and 2019 impacted forecasted net cash flows (forecasted collections less forecasted dealer holdback payments) as follows:

(In millions)	For the Three Months Ended June 30,		For the Six Months Ended June 30,
Increase (Decrease) in Forecasted Net Cash Flows	2020	2019	2020	2019
Dealer loans	$(0.1)	$3.4	$(76.0)	$3.9
Purchased loans	24.5	9.6	(106.1)	25.8
Total	$24.4	$13.0	$(182.1)	$29.7

During the first quarter of 2020, we reduced our estimate of future net cash flows from our loan portfolio by $206.5 million, or 2.3% of the forecasted net cash flows at the start of the period, primarily due to the impact of the COVID-19 pandemic. The reduction was comprised of: (1) $44.3 million calculated by our forecasting model, which reflected lower realized collections during the first quarter of 2020 and (2) an additional $162.2 million, which represented our best estimate of the future impact of the COVID-19 pandemic on future net cash flows. Under CECL, changes in forecasted net cash flows are recorded as a provision for credit losses in the current period. While the adjustment to our forecast, which we continued to apply throughout the second quarter of 2020, represents our best estimate at this time, the COVID-19 pandemic has created conditions that do not allow us to forecast future cash flows from our loan portfolio with confidence.

The following table summarizes changes in realized collections in each of the last seven months as compared to the same period in the previous year:

	Year over Year Percent Change
Month Ended	Front End Collections (1)	Total Collections
January 31, 2020	15.9%	20.0%
February 29, 2020	13.4%	13.2%
March 31, 2020	-1.3%	-3.1%
April 30, 2020	7.7%	-1.1%
May 31, 2020	9.1%	5.4%
June 30, 2020	17.5%	15.7%
July 28, 2020 Month-to-Date	18.9%	15.5%

(1)   Represents collections realized on Consumer Loans that are either current or in the early stages of delinquency.

Starting in mid-March, we experienced a reduction in realized collections at the same time government authorities began to implement restrictions that limited economic activity. The reduction in Front End Collections reflects a lower volume of payments from customers while the reduction in Total Collections also includes lower realized collections from repossessions, which were temporarily suspended as the COVID-19 crisis began to unfold. Starting in mid-April and continuing into July, Front End Collections improved as federal stimulus and unemployment benefit payments were being distributed.

When comparing year over year changes in collections on a monthly basis, variations in the calendar can have a meaningful impact on the results as collections fluctuate according to the day of the week. In addition, February 2020 had 29 days as compared to 28 days in the prior year. The following table presents year over year collection results after adjusting for these differences:

	Year over Year Percent Change
Month Ended	Front End Collections (1)	Total Collections
January 31, 2020	9.7%	13.3%
February 29, 2020	8.4%	9.0%
March 31, 2020	2.2%	-0.6%
April 30, 2020	7.8%	-0.4%
May 31, 2020	11.6%	8.2%
June 30, 2020	15.0%	12.3%
July 28, 2020 Month-to-Date	20.9%	16.2%

(1)   Represents collections realized on Consumer Loans that are either current or in the early stages of delinquency.

The following table presents information on the average Consumer Loan assignment for each of the last 10 years:

	Average
Consumer Loan Assignment Year	Consumer Loan (1)	Advance (2)	Initial Loan Term (in months)
2011	15,686	7,137	46
2012	15,468	7,165	47
2013	15,445	7,344	47
2014	15,692	7,492	47
2015	16,354	7,272	50
2016	18,218	7,976	53
2017	20,230	8,746	55
2018	22,158	9,635	57
2019	23,139	10,174	57
2020 (3)	23,801	10,349	59

(1)Represents the repayments that we were contractually owed on Consumer Loans at the time of assignment, which include both principal and interest.
(2)Represents advances paid to dealers on Consumer Loans assigned under our portfolio program and one-time payments made to dealers to purchase Consumer Loans assigned under our purchase program. Payments of dealer holdback and accelerated dealer holdback are not included.
(3)The averages for 2020 Consumer Loans include both Consumer Loans that were in our portfolio as of March 31, 2020 and Consumer Loans assigned during the most recent quarter. The following table provides averages for each of these segments:

	Average
2020 Consumer Loan Assignment Period	Consumer Loan	Advance	Initial Loan Term (in months)
January 1, 2020 through March 31, 2020	$23,717	$10,405	58
April 1, 2020 through June 30, 2020	23,888	10,290	59

Forecasting collection rates accurately at loan inception is difficult. With this in mind, we establish advance rates that are intended to allow us to achieve acceptable levels of profitability, even if collection rates are less than we initially forecast.

The following table presents forecasted Consumer Loan collection rates, advance rates, the spread (the forecasted collection rate less the advance rate), and the percentage of the forecasted collections that had been realized as of June 30, 2020. All amounts, unless otherwise noted, are presented as a percentage of the initial balance of the Consumer Loan (principal + interest). The table includes both dealer loans and purchased loans.

	As of June 30, 2020
Consumer Loan Assignment Year	Forecasted Collection %	Advance % (1)	Spread %	% of Forecast Realized (2)
2011	74.8%	45.5%	29.3%	99.7%
2012	73.8%	46.3%	27.5%	99.5%
2013	73.5%	47.6%	25.9%	99.1%
2014	71.7%	47.7%	24.0%	98.6%
2015	65.2%	44.5%	20.7%	96.6%
2016	63.6%	43.8%	19.8%	90.4%
2017	63.8%	43.2%	20.6%	78.2%
2018	63.5%	43.5%	20.0%	58.3%
2019	63.4%	44.0%	19.4%	31.4%
2020 (3)	62.2%	43.5%	18.7%	6.6%
(1)   Represents advances paid to dealers on Consumer Loans assigned under our portfolio program and one-time payments made to dealers to purchase Consumer Loans assigned under our purchase program as a percentage of the initial balance of the Consumer Loans.  Payments of dealer holdback and accelerated dealer holdback are not included.
(2)   Presented as a percentage of total forecasted collections.
(3) The forecasted collection rate, advance rate and spread for 2020 Consumer Loans as of June 30, 2020 include both Consumer Loans that were in our portfolio as of March 31, 2020 and Consumer Loans assigned during the most recent quarter. The following table provides forecasted collection rates, advance rates and spreads for each of these segments:

	As of June 30, 2020
2020 Consumer Loan Assignment Period	Forecasted Collection %	Advance %	Spread %
January 1, 2020 through March 31, 2020	62.1%	43.9%	18.2%
April 1, 2020 through June 30, 2020	62.3%	43.1%	19.2%

The risk of a material change in our forecasted collection rate declines as the Consumer Loans age. For 2016 and prior Consumer Loan assignments, the risk of a material forecast variance is modest, as we have currently realized in excess of 90% of the expected collections. Conversely, the forecasted collection rates for more recent Consumer Loan assignments are less certain as a significant portion of our forecast has not been realized.

The spread between the forecasted collection rate and the advance rate has ranged from 18.7% to 29.3%, on an annual basis, over the last 10 years. The spread was at the high end of this range in 2011, when the competitive environment was unusually favorable, and much lower during other years (2015 through 2020) when competition was more intense. The decrease in the spread from 2019 to 2020 was primarily the result of a lower initial forecast on Consumer Loans assigned to us in 2020, partially offset by a reduction in the advance rate of 2020 Consumer Loans and the performance of 2019 Consumer Loans which has deteriorated from our initial estimates by a greater margin than those assigned to us in 2020.

The following table compares our forecast of Consumer Loan collection rates as of June 30, 2020 with the forecasts at the time of assignment, for dealer loans and purchased loans separately:

	Dealer Loans			Purchased Loans
	Forecasted Collection Percentage as of (1)			Forecasted Collection Percentage as of (1)
Consumer Loan Assignment Year	June 30, 2020	Initial Forecast	Variance	June 30, 2020	Initial Forecast	Variance
2011	74.7%	72.4%	2.3%	76.4%	72.7%	3.7%
2012	73.7%	71.3%	2.4%	75.9%	71.4%	4.5%
2013	73.4%	72.1%	1.3%	74.3%	71.6%	2.7%
2014	71.6%	71.9%	-0.3%	72.5%	70.9%	1.6%
2015	64.6%	67.5%	-2.9%	68.9%	68.5%	0.4%
2016	62.8%	65.1%	-2.3%	65.9%	66.5%	-0.6%
2017	63.2%	63.8%	-0.6%	65.3%	64.6%	0.7%
2018	63.0%	63.6%	-0.6%	64.6%	63.5%	1.1%
2019	63.0%	63.9%	-0.9%	64.1%	64.2%	-0.1%
2020	61.9%	62.3%	-0.4%	62.6%	62.6%	0.0%

(1)   The forecasted collection rates presented for dealer loans and purchased loans reflect the Consumer Loan classification at the time of assignment.

The following table presents forecasted Consumer Loan collection rates, advance rates, and the spread (the forecasted collection rate less the advance rate) as of June 30, 2020 for dealer loans and purchased loans separately.  All amounts are presented as a percentage of the initial balance of the Consumer Loan (principal + interest).

	Dealer Loans			Purchased Loans
Consumer Loan Assignment Year	Forecasted Collection % (1)	Advance % (1)(2)	Spread %	Forecasted Collection % (1)	Advance % (1)(2)	Spread %
2011	74.7%	45.1%	29.6%	76.4%	49.3%	27.1%
2012	73.7%	46.0%	27.7%	75.9%	50.0%	25.9%
2013	73.4%	47.2%	26.2%	74.3%	51.5%	22.8%
2014	71.6%	47.2%	24.4%	72.5%	51.8%	20.7%
2015	64.6%	43.4%	21.2%	68.9%	50.2%	18.7%
2016	62.8%	42.1%	20.7%	65.9%	48.6%	17.3%
2017	63.2%	42.1%	21.1%	65.3%	45.8%	19.5%
2018	63.0%	42.7%	20.3%	64.6%	45.2%	19.4%
2019	63.0%	43.1%	19.9%	64.1%	45.6%	18.5%
2020	61.9%	42.4%	19.5%	62.6%	45.1%	17.5%

(1)   The forecasted collection rates and advance rates presented for dealer loans and purchased loans reflect the Consumer Loan classification at the time of assignment.
(2) Represents advances paid to dealers on Consumer Loans assigned under our portfolio program and one-time payments made to dealers to purchase Consumer Loans assigned under our purchase program as a percentage of the initial balance of the Consumer Loans.  Payments of dealer holdback and accelerated dealer holdback are not included.
Although the advance rate on purchased loans is higher as compared to the advance rate on dealer loans, purchased loans do not require us to pay dealer holdback.

The spread on dealer loans decreased from 19.9% in 2019 to 19.5% in 2020, primarily as a result of a lower initial forecast on dealer loans assigned to us in 2020, partially offset by the performance of 2019 Consumer Loans in our dealer loan portfolio, which has deteriorated from our initial estimates by a greater margin than those assigned to us in 2020. The spread on purchased loans decreased from 18.5% in 2019 to 17.5% in 2020, primarily as a result of a lower initial forecast on purchased loans assigned to us in 2020.

Consumer Loan Volume
The following table summarizes changes in Consumer Loan assignment volume in each of the last six quarters as compared to the same period in the previous year:

	Year over Year Percent Change
Three Months Ended	Unit Volume	Dollar Volume (1)
March 31, 2019	0.4%	5.1%
June 30, 2019	0.0%	5.6%
September 30, 2019	0.4%	7.6%
December 31, 2019	-5.3%	1.1%
March 31, 2020	-10.1%	-4.5%
June 30, 2020	5.7%	5.2%
(1)   Represents advances paid to dealers on Consumer Loans assigned under our portfolio program and one-time payments made to dealers to purchase Consumer Loans assigned under our purchase program.  Payments of dealer holdback and accelerated dealer holdback are not included.
Consumer Loan assignment volumes depend on a number of factors including (1) the overall demand for our financing programs, (2) the amount of capital available to fund new loans, and (3) our assessment of the volume that our infrastructure can support. Our pricing strategy is intended to maximize the amount of economic profit we generate, within the confines of capital and infrastructure constraints.
Unit and dollar volumes grew 5.7% and 5.2%, respectively, during the second quarter of 2020 as the number of active dealers declined 2.3% while average unit volume per active dealer grew 8.2%.
The following table summarizes changes in Consumer Loan assignment unit volume in each of the last seven months as compared to the same period in the previous year:

Year over Year Percent Change
Month Ended	Unit Volume
January 31, 2020	-0.7%
February 29, 2020	0.9%
March 31, 2020	-22.3%
April 30, 2020	-22.3%
May 31, 2020	20.2%
June 30, 2020	22.4%
July 28, 2020 Month-to-Date	7.1%
We believe the declines in unit volume for the months ended March 31, 2020 and April 30, 2020 were primarily due to the impact of COVID-19, which resulted in many dealers temporarily closing or restricting their operations and a deterioration in consumer demand for dealers that remained open. During the latter part of April and continuing into July, unit volumes improved.  We believe the improvement resulted from a combination of dealers gradually reopening their operations and the release of federal stimulus and unemployment benefit payments.

The following table summarizes the changes in Consumer Loan unit volume and active dealers:

	For the Three Months Ended June 30,			For the Six Months Ended June 30,
	2020	2019	% Change	2020	2019	% Change
Consumer Loan unit volume	97,854	92,613	5.7%	199,331	205,457	-3.0%
Active dealers (1)	9,342	9,562	-2.3%	11,149	11,303	-1.4%
Average volume per active dealer	10.5	9.7	8.2%	17.9	18.2	-1.6%

Consumer Loan unit volume from dealers active both periods	79,506	76,734	3.6%	168,437	181,647	-7.3%
Dealers active both periods	6,490	6,490	—	8,113	8,113	—
Average volume per dealer active both periods	12.3	11.8	3.6%	20.8	22.4	-7.3%

Consumer loan unit volume from dealers not active both periods	18,348	15,879	15.5%	30,894	23,810	29.8%
Dealers not active both periods	2,852	3,072	-7.2%	3,036	3,190	-4.8%
Average volume per dealer not active both periods	6.4	5.2	23.1%	10.2	7.5	36.0%
(1) Active dealers are dealers who have received funding for at least one Consumer Loan during the period.

The following table provides additional information on the changes in Consumer Loan unit volume and active dealers:

	For the Three Months Ended June 30,			For the Six Months Ended June 30,
	2020	2019	% Change	2020	2019	% Change
Consumer Loan unit volume from new active dealers	2,452	4,295	-42.9%	12,771	16,665	-23.4%
New active dealers (1)	590	1,008	-41.5%	1,492	2,232	-33.2%
Average volume per new active dealer	4.2	4.3	-2.3%	8.6	7.5	14.7%

Attrition (2)	-17.1%	-16.0%		-11.6%	-11.7%

(1)   New active dealers are dealers who enrolled in our program and have received funding for their first dealer loan or purchased loan from us during the period.
(2)   Attrition is measured according to the following formula:  decrease in Consumer Loan unit volume from dealers who have received funding for at least one dealer loan or purchased loan during the comparable period of the prior year but did not receive funding for any dealer loans or purchased loans during the current period divided by prior year comparable period Consumer Loan unit volume.
The following table shows the percentage of Consumer Loans assigned to us as dealer loans and purchased loans for each of the last six quarters:

	Unit Volume		Dollar Volume (1)
Three Months Ended	Dealer Loans	Purchased Loans	Dealer Loans	Purchased Loans
March 31, 2019	67.4%	32.6%	65.0%	35.0%
June 30, 2019	66.7%	33.3%	63.7%	36.3%
September 30, 2019	67.2%	32.8%	64.1%	35.9%
December 31, 2019	67.4%	32.6%	64.0%	36.0%
March 31, 2020	64.9%	35.1%	60.5%	39.5%
June 30, 2020	62.5%	37.5%	59.1%	40.9%

(1)  Represents advances paid to dealers on Consumer Loans assigned under our portfolio program and one-time payments made to dealers to purchase Consumer Loans assigned under our purchase program.  Payments of dealer holdback and accelerated dealer holdback are not included.

As of June 30, 2020 and December 31, 2019, the net dealer loans receivable balance was 62.0% and 62.8%, respectively, of the total net loans receivable balance.

Financial Results

(Dollars in millions, except per share data)	For the Three Months Ended June 30,			For the Six Months Ended June 30,
	2020	2019	% Change	2020	2019	% Change
GAAP average debt	$4,786.9	$4,245.5	12.8%	$4,692.0	$4,120.8	13.9%
GAAP average shareholders' equity	2,015.6	2,131.8	-5.5%	2,122.7	2,057.2	3.2%
Average capital	$6,802.5	$6,377.3	6.7%	$6,814.7	$6,178.0	10.3%
GAAP net income	$96.4	$164.4	-41.4%	$12.6	$328.8	-96.2%
Diluted weighted average shares outstanding	17,847,050	18,949,962	-5.8%	18,035,167	18,976,289	-5.0%
GAAP net income per diluted share	$5.40	$8.68	-37.8%	$0.70	$17.33	-96.0%

The Financial Accounting Standards Board issued a new accounting standard (known as CECL) that changed how we account for our loans under GAAP effective January 1, 2020. The net loan income (finance charge revenue less provision for credit losses expense) that we recognize over the life of a loan equals the cash we collect from the underlying Consumer Loan less the cash we pay to the dealer. While the total amount of net loan income we will recognize over the life of the loan is not impacted by CECL, the timing of when we will recognize this income has changed significantly from our prior accounting method. We believe that recognizing net loan income on a level-yield basis over the life of the loan based on expected future net cash flows matches the economics of our business. We believe CECL diverges from economic reality by requiring us to recognize a significant provision for credit losses expense at the time of assignment for amounts we never expected to realize and finance charge revenue in subsequent periods that is significantly in excess of our expected yields. Given the significant change in timing of net loan income recognition, we believe net income for the year ending December 31, 2020 will be significantly lower under CECL than what would be reported under our prior accounting method, with the greatest impact occurring in the quarter of adoption. The financial statement impact of CECL in any period will depend on Consumer Loan assignment volume and the percentage of Consumer Loans assigned to us as purchased loans, the size and composition of our loan portfolio, the loan portfolio’s credit quality and economic conditions.

The decrease in GAAP net income for the three months ended June 30, 2020, as compared to the same period in 2019, was primarily the result of the following:
•An increase in provision for credit losses of 805.2% ($124.0 million), primarily due to a $154.2 million provision for credit losses on new Consumer Loan assignments related to our adoption of CECL on January 1, 2020.
•An increase in finance charges of 10.7% ($36.7 million) due to growth in our loan portfolio and an increase in the yields on new Consumer Loan assignments following the adoption of CECL.
•A decrease in provision for income taxes of 38.3% ($19.5 million), primarily due to a decrease in pre-tax income.

The decrease in GAAP net income for the six months ended June 30, 2020, as compared to the same period in 2019, was primarily the result of the following:
•An increase in provision for credit losses of 1,552.5% ($464.2 million), primarily due to:
•A $312.1 million provision for credit losses on new Consumer Loan assignments related to our adoption of CECL on January 1, 2020; and
•An increase in provision for credit losses on forecast changes of $182.3 million recognized during the first quarter, primarily related to a reduction in forecasted collection rates to reflect the estimated long-term impact of COVID-19 on Consumer Loan performance.
•A decrease in other income of 21.0% ($7.5 million), primarily due to a decrease in interest income earned on restricted cash and cash equivalents due to a decline in benchmark interest rates, a decrease in remarketing fees due to our temporary suspension of involuntary repossessions due to COVID-19 and a decrease in GPS-SID income due to the discontinuation of our GPS-SID program in 2019.
•A loss on extinguishment of debt of $7.4 million related to the redemption of senior notes in March 2020.
•An increase in finance charges of 11.6% ($76.7 million) due to growth in our loan portfolio and an increase in the yields on new Consumer Loan assignments following the adoption of CECL.
•A decrease in provision for income taxes of 97.4% ($90.4 million), primarily due to a decrease in pre-tax income.

Adjusted financial results are provided to help shareholders understand our financial performance. The financial data below is non-GAAP, unless labeled otherwise. We use adjusted financial information internally to measure financial performance and to determine incentive compensation. In addition, effective January 1, 2020, certain debt facilities utilize adjusted financial information for the determination of loan collateral values. The table below shows our results following adjustments to reflect non-GAAP accounting methods. Material adjustments are explained in the table footnotes and the subsequent “Floating Yield Adjustment” and “Senior Notes Adjustment” sections. Measures such as adjusted average capital, adjusted net income, adjusted net income per diluted share, adjusted interest expense (after-tax), adjusted net income plus interest expense (after-tax), adjusted return on capital, adjusted revenue, operating expenses, adjusted loans receivable and economic profit are all non-GAAP financial measures. These non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with GAAP.

Adjusted financial results for the three and six months ended June 30, 2020, compared to the same periods in 2019, include the following:

(Dollars in millions, except per share data)	For the Three Months Ended June 30,			For the Six Months Ended June 30,
	2020	2019	% Change	2020	2019	% Change
Adjusted average capital	$7,079.4	$6,353.9	11.4%	$6,972.5	$6,159.1	13.2%
Adjusted net income	$154.1	$162.9	-5.4%	$329.8	$316.5	4.2%
Adjusted interest expense (after-tax)	$37.7	$38.9	-3.1%	$77.8	$74.2	4.9%
Adjusted net income plus interest expense (after-tax)	$191.8	$201.8	-5.0%	$407.6	$390.7	4.3%
Adjusted return on capital	10.8%	12.7%	-15.0%	11.7%	12.7%	-7.9%
Cost of capital	5.0%	6.0%	-16.7%	5.2%	6.1%	-14.8%
Economic profit	$103.5	$105.8	-2.2%	$226.6	$202.6	11.8%
Diluted weighted average shares outstanding	17,847,050	18,949,962	-5.8%	18,035,167	18,976,289	-5.0%
Adjusted net income per diluted share	$8.63	$8.60	0.3%	$18.29	$16.68	9.7%

Economic profit decreased 2.2% for the three months ended June 30, 2020 and increased 11.8% for the six months ended June 30, 2020, as compared to the same periods in 2019.  Economic profit is a function of the return on capital in excess of the cost of capital and the amount of capital invested in the business.  The following table summarizes the impact each of these components had on the changes in economic profit for the three and six months ended June 30, 2020, as compared to the same periods in 2019:

(In millions)	Year over Year Change in Economic Profit
	For the Three Months Ended June 30, 2020	For the Six Months Ended June 30, 2020
Increase in adjusted average capital	$12.2	$26.8
Decrease in cost of capital	18.8	32.0
Decrease in adjusted return on capital	(33.3)	(34.8)
Increase (decrease) in economic profit	$(2.3)	$24.0

The decrease in economic profit for the three months ended June 30, 2020, as compared to the same period in 2019, was primarily the result of the following:
•A decrease in our adjusted return on capital of 190 basis points, primarily due to a reduction in forecasted collection rates during the first quarter of 2020 to reflect the estimated long-term impact of COVID-19 on Consumer Loan performance, which is being recorded over time as an adjustment to the yield used to recognize adjusted finance charges.
•An increase in our adjusted average capital of 11.4%, primarily due to growth in our loan portfolio.
•A decrease in our cost of capital of 100 basis points, primarily due to a decrease in the 30-year Treasury rate, which is used in the average cost of equity calculation.

The increase in economic profit for the six months ended June 30, 2020, as compared to the same period in 2019, was primarily the result of the following:
•A decrease in our cost of capital of 90 basis points, primarily due to a decrease in the 30-year Treasury rate, which is used in the average cost of equity calculation.
•An increase in our adjusted average capital of 13.2%, primarily due to growth in our loan portfolio.
•A decrease in our adjusted return on capital of 100 basis points, primarily due to a reduction in forecasted collection rates during the first quarter of 2020 to reflect the estimated long-term impact of COVID-19 on Consumer Loan performance, which is being recorded over time as an adjustment to the yield used to recognize adjusted finance charges.

The following table shows adjusted revenue and operating expenses as a percentage of adjusted average capital, the adjusted return on capital, and the percentage change in adjusted average capital for each of the last eight quarters, compared to the same period in the prior year:

	For the Three Months Ended
	Jun. 30, 2020	Mar. 31, 2020	Dec. 31, 2019	Sept. 30, 2019	Jun. 30, 2019	Mar. 31, 2019	Dec. 31, 2018	Sept. 30, 2018
Adjusted revenue as a percentage of adjusted average capital (1)	18.7%	20.9%	21.6%	21.6%	21.6%	21.9%	21.9%	21.5%
Operating expenses as a percentage of adjusted average capital (1)	4.6%	4.6%	5.0%	5.0%	5.1%	5.5%	5.2%	5.1%
Adjusted return on capital (1)	10.8%	12.6%	12.8%	12.8%	12.7%	12.7%	12.9%	12.7%
Percentage change in adjusted average capital compared to the same period in the prior year	11.4%	15.1%	14.9%	15.0%	19.0%	22.1%	26.7%	29.8%

(1)   Annualized.

The decreases in adjusted revenue as a percentage of adjusted average capital and adjusted return on capital were primarily due to a reduction in forecasted collection rates during the first quarter of 2020 to reflect the estimated long-term impact of COVID-19 on Consumer Loan performance. Under our adjusted methodology, changes in forecasted net cash flows are recorded over time as an adjustment to the yield used to recognize adjusted finance charge revenue. Since most of the reduction in our forecast due to COVID-19 occurred in March 2020, adjusted results did not reflect this lower yield until the second quarter of 2020.

The following tables provide a reconciliation of non-GAAP measures to GAAP measures.  Certain amounts do not recalculate due to rounding.

(Dollars in millions, except per share data)	For the Three Months Ended
	Jun. 30, 2020	Mar. 31, 2020	Dec. 31, 2019	Sept. 30, 2019	Jun. 30, 2019	Mar. 31, 2019	Dec. 31, 2018	Sept. 30, 2018
Adjusted net income
GAAP net income (loss)	$96.4	$(83.8)	$161.9	$165.4	$164.4	$164.4	$151.9	$151.0
Floating yield adjustment (after-tax)	(51.3)	(16.0)	(14.3)	(14.5)	(14.1)	(15.8)	(14.7)	(15.8)
GAAP provision for credit losses (after-tax)	107.5	273.0	21.0	14.9	11.8	11.2	13.6	10.8
Senior notes adjustment (after-tax)	(0.6)	5.6	1.1	(0.6)	(0.7)	(0.6)	(0.6)	(0.6)
Income tax adjustment (1)	2.1	(3.1)	3.8	3.2	1.5	(5.6)	2.8	1.8
Adjusted net income	$154.1	$175.7	$173.5	$168.4	$162.9	$153.6	$153.0	$147.2

Adjusted net income per diluted share (2)	$8.63	$9.66	$9.22	$8.89	$8.60	$8.08	$7.85	$7.56
Diluted weighted average shares outstanding	17,847,050	18,185,465	18,827,222	18,950,866	18,949,962	19,004,498	19,500,601	19,473,978

Adjusted revenue
GAAP total revenue	$406.3	$389.1	$385.9	$378.7	$370.6	$353.8	$342.8	$332.0
Floating yield adjustment	(66.5)	(20.8)	(18.5)	(18.8)	(18.4)	(20.5)	(19.0)	(20.6)
GAAP provision for claims	(9.3)	(8.8)	(7.0)	(8.2)	(8.3)	(6.6)	(6.5)	(7.0)
Adjusted revenue	$330.5	$359.5	$360.4	$351.7	$343.9	$326.7	$317.3	$304.4

Adjusted average capital
GAAP average debt	$4,786.9	$4,597.2	$4,320.2	$4,230.2	$4,245.5	$3,996.2	$3,794.4	$3,784.2
GAAP average shareholders' equity	2,015.6	2,229.8	2,392.7	2,297.8	2,131.8	1,982.6	2,023.5	1,885.6
Deferred debt issuance adjustment	25.9	28.5	25.3	25.3	24.5	23.3	22.1	23.4
Senior notes adjustment	13.1	(15.9)	(20.1)	6.9	7.5	8.2	8.7	9.4
Income tax adjustment (3)	(118.5)	(118.5)	(118.5)	(118.5)	(118.5)	(118.5)	(118.5)	(118.5)
Floating yield adjustment	356.4	144.5	64.3	64.9	63.1	72.5	67.1	74.7
Adjusted average capital	$7,079.4	$6,865.6	$6,663.9	$6,506.6	$6,353.9	$5,964.3	$5,797.3	$5,658.8

Adjusted revenue as a percentage of adjusted average capital (4)	18.7%	20.9%	21.6%	21.6%	21.6%	21.9%	21.9%	21.5%

Adjusted loans receivable
GAAP loans receivable, net	$6,749.8	$6,618.5	$6,685.2	$6,563.7	$6,384.0	$6,143.7	$5,763.3	$5,557.6
Floating yield adjustment	498.8	425.8	92.0	83.3	82.8	85.8	91.8	93.1
Adjusted loans receivable	$7,248.6	$7,044.3	$6,777.2	$6,647.0	$6,466.8	$6,229.5	$5,855.1	$5,650.7

Adjusted interest expense (after-tax)
GAAP interest expense	$48.2	$51.9	$51.0	$50.4	$49.8	$45.0	$42.3	$41.1
Senior notes adjustment	0.7	0.2	0.4	0.8	0.8	0.8	0.9	0.8
Adjusted interest expense (pre-tax)	48.9	52.1	51.4	51.2	50.6	45.8	43.2	41.9
Adjustment to record tax effect (1)	(11.2)	(12.0)	(11.9)	(11.7)	(11.7)	(10.5)	(10.0)	(9.6)
Adjusted interest expense (after-tax)	$37.7	$40.1	$39.5	$39.5	$38.9	$35.3	$33.2	$32.3

(1) Adjustment to record taxes at our estimated long-term effective income tax rate of 23%.
(2) Net income per share is computed independently for each of the quarters presented. Therefore, the sum of quarterly net income per share information may not equal year-to-date net income per share.
(3) The enactment of the Tax Cuts and Jobs Act in December 2017 resulted in the reversal of $118.5 million of provision for income taxes to reflect the new federal statutory income tax rate. This adjustment removes the impact of this reversal from adjusted average capital. We believe the income tax adjustment provides a more accurate reflection of the performance of our business as we are recognizing provision for income taxes at the applicable long-term effective tax rate for the period.
(4) Annualized.

(Dollars in millions)	For the Three Months Ended
	Jun. 30, 2020	Mar. 31, 2020	Dec. 31, 2019	Sept. 30, 2019	Jun. 30, 2019	Mar. 31, 2019	Dec. 31, 2018	Sept. 30, 2018
Adjusted return on capital
Adjusted net income	$154.1	$175.7	$173.5	$168.4	$162.9	$153.6	$153.0	$147.2
Adjusted interest expense (after-tax)	37.7	40.1	39.5	39.5	38.9	35.3	33.2	32.3
Adjusted net income plus interest expense (after-tax)	$191.8	$215.8	$213.0	$207.9	$201.8	$188.9	$186.2	$179.5

Reconciliation of GAAP return on equity to adjusted return on capital (4)
GAAP return on equity (1)	19.1%	-15.0%	27.1%	28.8%	30.8%	33.2%	30.0%	32.0%
Non-GAAP adjustments	-8.3%	27.6%	-14.3%	-16.0%	-18.1%	-20.5%	-17.1%	-19.3%
Adjusted return on capital (2)	10.8%	12.6%	12.8%	12.8%	12.7%	12.7%	12.9%	12.7%

Economic profit
Adjusted return on capital	10.8%	12.6%	12.8%	12.8%	12.7%	12.7%	12.9%	12.7%
Cost of capital (3) (4)	5.0%	5.4%	5.8%	5.8%	6.0%	6.2%	6.4%	6.2%
Adjusted return on capital in excess of cost of capital	5.8%	7.2%	7.0%	7.0%	6.7%	6.5%	6.5%	6.5%
Adjusted average capital	$7,079.4	$6,865.6	$6,663.9	$6,506.6	$6,353.9	$5,964.3	$5,797.3	$5,658.8
Economic profit	$103.5	$123.1	$116.9	$113.2	$105.8	$96.8	$93.4	$91.5

Reconciliation of GAAP net income (loss) to economic profit
GAAP net income (loss)	$96.4	$(83.8)	$161.9	$165.4	$164.4	$164.4	$151.9	$151.0
Non-GAAP adjustments	57.7	259.5	11.6	3.0	(1.5)	(10.8)	1.1	(3.8)
Adjusted net income	154.1	175.7	173.5	168.4	162.9	153.6	153.0	147.2
Adjusted interest expense (after-tax)	37.7	40.1	39.5	39.5	38.9	35.3	33.2	32.3
Adjusted net income plus interest expense (after-tax)	191.8	215.8	213.0	207.9	201.8	188.9	186.2	179.5
Less: cost of capital	88.3	92.7	96.1	94.7	96.0	92.1	92.8	88.0
Economic profit	$103.5	$123.1	$116.9	$113.2	$105.8	$96.8	$93.4	$91.5

Operating expenses
GAAP salaries and wages	$48.8	$45.0	$49.4	$47.9	$47.3	$48.7	$44.5	$41.1
GAAP general and administrative	14.6	15.0	17.2	17.2	16.8	13.9	14.4	14.1
GAAP sales and marketing	18.2	19.1	17.1	16.6	17.7	18.8	16.4	16.3
Operating expenses	$81.6	$79.1	$83.7	$81.7	$81.8	$81.4	$75.3	$71.5

Operating expenses as a percentage of adjusted average capital (4)	4.6%	4.6%	5.0%	5.0%	5.1%	5.5%	5.2%	5.1%

Percentage change in adjusted average capital compared to the same period in the prior year	11.4%	15.1%	14.9%	15.0%	19.0%	22.1%	26.7%	29.8%

(1)   Calculated by dividing GAAP net income (loss) by GAAP average shareholders' equity.
(2)   Adjusted return on capital is defined as adjusted net income plus adjusted interest expense (after-tax) divided by adjusted average capital.
(3)   The cost of capital includes both a cost of equity and a cost of debt.  The cost of equity capital is determined based on a formula that considers the risk of the business and the risk associated with our use of debt.  The formula utilized for determining the cost of equity capital is as follows: (the average 30-year Treasury rate + 5%) + [(1 – tax rate) x (the average 30-year Treasury rate + 5% – pre-tax average cost of debt rate) x average debt/(average equity + average debt x tax rate)].  For the periods presented, the average 30-year Treasury rate and the adjusted pre-tax average cost of debt were as follows:

	For the Three Months Ended
	Jun. 30, 2020	Mar. 31, 2020	Dec. 31, 2019	Sept. 30, 2019	Jun. 30, 2019	Mar. 31, 2019	Dec. 31, 2018	Sept. 30, 2018
Average 30-year Treasury rate	1.4%	1.8%	2.2%	2.3%	2.7%	3.0%	3.3%	3.1%
Adjusted pre-tax average cost of debt (4)	4.1%	4.5%	4.8%	4.8%	4.7%	4.6%	4.5%	4.4%

(4)   Annualized.

(In millions, except share and per share data)	For the Six Months Ended June 30,
	2020	2019
Adjusted net income
GAAP net income	$12.6	$328.8
Floating yield adjustment (after-tax)	(67.3)	(29.9)
GAAP provision for credit losses (after-tax)	380.5	23.0
Senior notes adjustment (after-tax)	5.0	(1.3)
Income tax adjustment (1)	(1.0)	(4.1)
Adjusted net income	$329.8	$316.5

Adjusted net income per diluted share	$18.29	$16.68
Diluted weighted average shares outstanding	18,035,167	18,976,289

Adjusted average capital
GAAP average debt	$4,692.0	$4,120.8
GAAP average shareholders' equity	2,122.7	2,057.2
Deferred debt issuance adjustment	27.3	23.9
Senior notes adjustment	(1.4)	7.9
Income tax adjustment (2)	(118.5)	(118.5)
Floating yield adjustment	250.4	67.8
Adjusted average capital	$6,972.5	$6,159.1

Adjusted interest expense (after-tax)
GAAP interest expense	$100.1	$94.8
Senior notes adjustment	0.9	1.6
Adjusted interest expense (pre-tax)	101.0	96.4
Adjustment to record tax effect (1)	(23.2)	(22.2)
Adjusted interest expense (after-tax)	$77.8	$74.2

Adjusted return on capital
Adjusted net income	$329.8	$316.5
Adjusted interest expense (after-tax)	77.8	74.2
Adjusted net income plus interest expense (after-tax)	$407.6	$390.7

Reconciliation of GAAP return on equity to adjusted return on capital (6)
GAAP return on equity (3)	1.2%	32.0%
Non-GAAP adjustments	10.5%	-19.3%
Adjusted return on capital (4)	11.7%	12.7%

Economic profit
Adjusted return on capital	11.7%	12.7%
Cost of capital (5) (6)	5.2%	6.1%
Adjusted return on capital in excess of cost of capital	6.5%	6.6%
Adjusted average capital	$6,972.5	$6,159.1
Economic profit	$226.6	$202.6

Reconciliation of GAAP net income to economic profit
GAAP net income	$12.6	$328.8
Non-GAAP adjustments	317.2	(12.3)
Adjusted net income	329.8	316.5
Adjusted interest expense (after-tax)	77.8	74.2
Adjusted net income plus interest expense (after-tax)	407.6	390.7
Less: cost of capital	181.0	188.1
Economic profit	$226.6	$202.6

Operating expenses
GAAP salaries and wages	$93.8	$96.0
GAAP general and administrative	29.6	30.7
GAAP sales and marketing	37.3	36.5
Operating expenses	$160.7	$163.2

(1)  Adjustment to record taxes at our estimated long-term effective income tax rate of 23%.
(2) The enactment of the 2017 Tax Act in December 2017 resulted in the reversal of $118.5 million of provision for income taxes to reflect the new federal statutory income tax rate. This adjustment removes the impact of this reversal from adjusted average capital. We believe the income tax adjustment provides a more accurate reflection of the performance of our business as we are recognizing provision for income taxes at the applicable long-term effective tax rate for the period.
(3) Calculated by dividing GAAP net income by GAAP average shareholders' equity.
(4)  Adjusted return on capital is defined as adjusted net income plus adjusted interest expense after-tax divided by adjusted average capital.
(5) The cost of capital includes both a cost of equity and a cost of debt.  The cost of equity capital is determined based on a formula that considers the risk of the business and the risk associated with our use of debt.  The formula utilized for determining the cost of equity capital is as follows: (the average 30-year Treasury rate + 5%) + [(1 - tax rate) x (the average 30-year Treasury rate + 5% - pre-tax average cost of debt rate) x average debt/(average equity + average debt x tax rate)].  For the periods presented, the average 30-year Treasury rate and the adjusted pre-tax average cost of debt were as follows:

	For the Six Months Ended June 30,
	2020	2019
Average 30-year Treasury rate	1.6%	2.9%
Adjusted pre-tax average cost of debt (6)	4.3%	4.6%

(6) Annualized.

Floating Yield Adjustment
The net loan income (finance charge revenue less provision for credit losses expense) that we recognize over the life of a loan equals the cash we collect from the underlying Consumer Loan less the cash we pay to the dealer. The purpose of this non-GAAP adjustment is to modify the calculation of our GAAP-based net loan income so that it is recognized on a level-yield basis over the life of the loan based on expected future net cash flows, which we believe matches the economics of our business.
We believe our current GAAP methodology, which was adopted on January 1, 2020, diverges from economic reality by requiring us to recognize a significant provision for credit losses expense at the time of assignment for amounts we never expected to realize and finance charge revenue in subsequent periods that is significantly in excess of our expected yields. Under our prior GAAP methodology, which was used prior to January 1, 2020, net loan income was based on expected future net cash flows and was recognized on a level-yield basis over the estimated life of the loan.  Favorable changes in expected future net cash flows were treated as increases to the yield and were recognized over time, while unfavorable changes were recorded as a current period expense.
The non-GAAP floating yield methodology that we use is identical to the prior GAAP methodology except that, under the floating yield method, all changes in expected future net cash flows (both positive and negative) are treated as yield adjustments and therefore impact earnings over time.  The current GAAP methodology results in a lower carrying value of the loan receivable asset, but may result in either higher or lower earnings for any given period depending on Consumer Loan assignment volume and the timing and amount of expected future net cash flow changes. The prior GAAP methodology resulted in a lower carrying value of the loan receivable asset, but may have resulted in either higher or lower earnings for any given period depending on the timing and amount of expected future net cash flow changes.
We believe the floating yield adjustment provides a more accurate reflection of the performance of our business, since net loan income is recognized on a level-yield basis over the life of the loan based on expected future net cash flows and both favorable and unfavorable changes in expected future net cash flows are treated consistently.
Senior Notes Adjustment
The purpose of this non-GAAP adjustment is to modify our GAAP financial results to treat the issuance of certain senior notes as a refinancing of certain previously-issued senior notes.
On December 18, 2019, we issued $400.0 million of 5.125% senior notes due 2024 (the “2024 senior notes”). We used a portion of the net proceeds from the 2024 senior notes to repurchase or redeem all of the $300.0 million outstanding principal amount of our 6.125% senior notes due 2021 (the “2021 senior notes”), of which $148.2 million was repurchased on December 18, 2019 and the remaining $151.8 million was redeemed on January 17, 2020. We used the remaining net proceeds from the 2024 senior notes, together with borrowings under our revolving credit facility, to redeem in full the $250.0 million outstanding principal amount of our 7.375% senior notes due 2023 (the "2023 senior notes") on March 15, 2020. Under GAAP, the fourth quarter of 2019 included (i) a pre-tax loss on extinguishment of debt of $1.8 million related to the repurchase of 2021 senior notes in the fourth quarter of 2019 and the redemption of the remaining 2021 senior notes in the first quarter of 2020 and (ii) additional interest expense of $0.3 million on $160.0 million of additional outstanding debt caused by the one month lag from the issuance of the 2024 senior notes and repurchase of 2021 senior notes in the fourth quarter of 2019 to the redemption of the remaining 2021 senior notes in the first quarter of 2020. Under GAAP, the first quarter of 2020 included (i) a pre-tax loss on extinguishment of debt of $7.4 million related to the redemption of 2023 senior notes in the first quarter of 2020 and (ii) additional interest expense of $0.4 million on $160.0 million of additional outstanding debt caused by the one month lag from the issuance of the 2024 senior notes and repurchase of 2021 senior notes in the fourth quarter of 2019 to the redemption of the remaining 2021 senior notes in the first quarter of 2020.
On January 22, 2014, we issued the 2021 senior notes. On February 21, 2014, we used the net proceeds from the 2021 senior notes, together with borrowings under our revolving credit facilities, to redeem in full the $350.0 million outstanding principal amount of our 9.125% senior notes due 2017 (the “2017 senior notes”). Under GAAP, the first quarter of 2014 included (i) a pre-tax loss on extinguishment of debt of $21.8 million related to the redemption of the 2017 senior notes in the first quarter of 2014 and (ii) additional interest expense of $1.4 million on $276.0 million of additional outstanding debt caused by the one month lag from the issuance of the 2021 senior notes to the redemption of the 2017 senior notes.
Under our non-GAAP approach, the loss on extinguishment of debt and additional interest expense that were recognized for GAAP purposes were in each case deferred as debt issuance costs and are being recognized ratably as interest expense over the term of the newly issued notes. In addition, for adjusted average capital purposes, the impact of additional outstanding debt related to the lag from the issuance of the new notes to the redemption of the previously issued notes was in each case deferred and is being recognized ratably over the term of the newly issued notes. Upon the issuance of the 2024 senior notes in the fourth quarter of 2019, the outstanding unamortized balances of the non-GAAP adjustments related to the 2021 senior notes were deferred and are being recognized ratably over the term of the 2024 senior notes.
We believe the senior notes adjustment provides a more accurate reflection of the performance of our business, since we are recognizing the costs incurred with these transactions in a manner consistent with how we recognize the costs incurred when we periodically refinance our other debt facilities.

Cautionary Statement Regarding Forward-Looking Information
We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all of our forward-looking statements.  Statements in this release that are not historical facts, such as those using terms like “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “assume,” “forecast,” “estimate,” “intend,” “plan,” “target” and those regarding our future results, plans and objectives, are “forward-looking statements” within the meaning of the federal securities laws.  These forward-looking statements represent our outlook only as of the date of this release.  Actual results could differ materially from these forward-looking statements since the statements are based on our current expectations, which are subject to risks and uncertainties.  Factors that might cause such a difference include, but are not limited to, the factors set forth in Item 1A of our Form 10-K for the year ended December 31, 2019, filed with the Securities and Exchange Commission on February 11, 2020, our Form 10-Q filed with the Securities and Exchange Commission on May 27, 2020, other risk factors discussed herein or listed from time to time in our reports filed with the Securities and Exchange Commission and the following:

•Our inability to accurately forecast and estimate the amount and timing of future collections could have a material adverse effect on results of operations.
•We may be unable to execute our business strategy due to current economic conditions.
•We may be unable to continue to access or renew funding sources and obtain capital needed to maintain and grow our business.
•The terms of our debt limit how we conduct our business.
•A violation of the terms of our asset-backed secured financing facilities or revolving secured warehouse facilities could have a material adverse impact on our operations.
•The conditions of the U.S. and international capital markets may adversely affect lenders with which we have relationships, causing us to incur additional costs and reducing our sources of liquidity, which may adversely affect our financial position, liquidity and results of operations.
•Our substantial debt could negatively impact our business, prevent us from satisfying our debt obligations and adversely affect our financial condition.
•Due to competition from traditional financing sources and non-traditional lenders, we may not be able to compete successfully.
•We may not be able to generate sufficient cash flows to service our outstanding debt and fund operations and may be forced to take other actions to satisfy our obligations under such debt.
•Interest rate fluctuations may adversely affect our borrowing costs, profitability and liquidity.
•The phaseout of the London Interbank Offered Rate (“LIBOR”), or the replacement of LIBOR with a different reference rate, could result in a material adverse effect on our business.
•Reduction in our credit rating could increase the cost of our funding from, and restrict our access to, the capital markets and adversely affect our liquidity, financial condition and results of operations.
•We may incur substantially more debt and other liabilities.  This could exacerbate further the risks associated with our current debt levels.
•The regulation to which we are or may become subject could result in a material adverse effect on our business.
•Adverse changes in economic conditions, the automobile or finance industries, or the non-prime consumer market could adversely affect our financial position, liquidity and results of operations, the ability of key vendors that we depend on to supply us with services, and our ability to enter into future financing transactions.
•Litigation we are involved in from time to time may adversely affect our financial condition, results of operations and cash flows.
•Changes in tax laws and the resolution of uncertain income tax matters could have a material adverse effect on our results of operations and cash flows from operations.
•Our dependence on technology could have a material adverse effect on our business.
•Our use of electronic contracts could impact our ability to perfect our ownership or security interest in Consumer Loans.
•Reliance on third parties to administer our ancillary product offerings could adversely affect our business and financial results.
•We are dependent on our senior management and the loss of any of these individuals or an inability to hire additional team members could adversely affect our ability to operate profitably.
•Our reputation is a key asset to our business, and our business may be affected by how we are perceived in the marketplace.
•The concentration of our dealers in several states could adversely affect us.
•Failure to properly safeguard confidential consumer and team member information could subject us to liability, decrease our profitability and damage our reputation.
•A small number of our shareholders have the ability to significantly influence matters requiring shareholder approval and such shareholders have interests which may conflict with the interests of our other security holders.
•Reliance on our outsourced business functions could adversely affect our business.
•Our ability to hire and retain foreign information technology personnel could be hindered by immigration restrictions.
•Natural disasters, acts of war, terrorist attacks and threats or the escalation of military activity in response to these attacks or otherwise may negatively affect our business, financial condition and results of operations.
•The current outbreak of COVID-19 has adversely impacted our business, and the continuance of this pandemic, or any future outbreak of any contagious diseases or other public health emergency, could materially and adversely affect our business, financial condition, liquidity and results of operations.

Other factors not currently anticipated by management may also materially and adversely affect our business, financial condition and results of operations.  We do not undertake, and expressly disclaim any obligation, to update or alter our statements whether as a result of new information, future events or otherwise, except as required by applicable law.

Webcast Details

We will host a webcast on July 30, 2020 at 5:00 p.m. Eastern Time to answer questions related to our second quarter results.  The webcast can be accessed live by visiting the “Investor Relations” section of our website at ir.creditacceptance.com or by dialing 877-303-2904. Additionally, a replay and transcript of the webcast will be archived in the “Investor Relations” section of our website.

Description of Credit Acceptance Corporation

Since 1972, Credit Acceptance has offered financing programs that enable automobile dealers to sell vehicles to consumers, regardless of their credit history.  Our financing programs are offered through a nationwide network of automobile dealers who benefit from sales of vehicles to consumers who otherwise could not obtain financing; from repeat and referral sales generated by these same customers; and from sales to customers responding to advertisements for our financing programs, but who actually end up qualifying for traditional financing.

Without our financing programs, consumers are often unable to purchase vehicles or they purchase unreliable ones.  Further, as we report to the three national credit reporting agencies, an important ancillary benefit of our programs is that we provide consumers with an opportunity to improve their lives by improving their credit score and move on to more traditional sources of financing. Credit Acceptance is publicly traded on the Nasdaq Stock Market under the symbol CACC.  For more information, visit creditacceptance.com.

CREDIT ACCEPTANCE CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(Dollars in millions, except per share data)	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2020	2019	2020	2019
Revenue:
Finance charges	$378.2	$341.5	$740.1	$663.4
Premiums earned	14.2	13.1	27.1	25.3
Other income	13.9	16.0	28.2	35.7
Total revenue	406.3	370.6	795.4	724.4
Costs and expenses:
Salaries and wages	48.8	47.3	93.8	96.0
General and administrative	14.6	16.8	29.6	30.7
Sales and marketing	18.2	17.7	37.3	36.5
Provision for credit losses	139.4	15.4	494.1	29.9
Interest	48.2	49.8	100.1	94.8
Provision for claims	9.3	8.3	18.1	14.9
Loss on extinguishment of debt	0.0	0.0	7.4	0.0
Total costs and expenses	278.5	155.3	780.4	302.8
Income before provision for income taxes	127.8	215.3	15.0	421.6
Provision for income taxes	31.4	50.9	2.4	92.8
Net income	$96.4	$164.4	$12.6	$328.8

Net income per share:
Basic	$5.40	$8.68	$0.70	$17.35
Diluted	$5.40	$8.68	$0.70	$17.33

Weighted average shares outstanding:
Basic	17,844,785	18,944,672	18,015,125	18,949,902
Diluted	17,847,050	18,949,962	18,035,167	18,976,289

CREDIT ACCEPTANCE CORPORATION
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(Dollars in millions, except per share data)	As of
	June 30, 2020	December 31, 2019
ASSETS:
Cash and cash equivalents	$8.5	$187.4
Restricted cash and cash equivalents	382.7	330.3
Restricted securities available for sale	67.9	59.3

Loans receivable	10,095.9	7,221.2
Allowance for credit losses	(3,346.1)	(536.0)
Loans receivable, net	6,749.8	6,685.2

Property and equipment, net	62.0	59.7
Income taxes receivable	36.3	66.2
Other assets	30.4	35.1
Total Assets	$7,337.6	$7,423.2

LIABILITIES AND SHAREHOLDERS' EQUITY:
Liabilities:
Accounts payable and accrued liabilities	$181.1	$206.4
Revolving secured line of credit	160.5	0.0
Secured financing	3,838.0	3,339.7
Senior notes	789.7	1,187.8
Mortgage note	10.9	11.3
Deferred income taxes, net	292.1	322.5
Income taxes payable	0.2	0.2
Total Liabilities	5,272.5	5,067.9

Shareholders' Equity:
Preferred stock, $0.01 par value, 1,000,000 shares authorized, none issued	0.0	0.0
Common stock, $0.01 par value, 80,000,000 shares authorized, 17,649,470 and 18,352,779 shares issued and outstanding as of June 30, 2020 and December 31, 2019, respectively	0.2	0.2
Paid-in capital	158.9	157.7
Retained earnings	1,904.1	2,196.6
Accumulated other comprehensive income	1.9	0.8
Total Shareholders' Equity	2,065.1	2,355.3
Total Liabilities and Shareholders' Equity	$7,337.6	$7,423.2